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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of NeXstar Pharmaceuticals, Inc. for the registration of $80,000,000 of 6 1/4% Convertible Subordinated Debentures Due 2004 and 4,740,741 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 1997, except for Note 13, as to which the date is March 27, 1997, with respect to the consolidated financial statements of NeXstar Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP
                                                           ERNST & YOUNG LLP

Denver, Colorado

October 2, 1997